Exhibit (a)(5)(xi)
News Release

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615) 221-8884		(615) 221-8884
Primary Contact
     For Immediate Release
AMERICAN HOMEPATIENT ANNOUNCES FIVE BUSINESS DAY
EXTENSION OF SELF-TENDER OFFER AND MODIFICATION OF 90% CONDITION

BRENTWOOD, Tenn. (August 26, 2010) — American HomePatient, Inc. (OTCBB: AHOM) (“American HomePatient” or the “Company”), one of the nation’s largest home health care providers, today announced that it is extending its previously announced self-tender offer for all outstanding shares of common stock of the Company at $0.67 per share, until 5:00 P.M., New York City time, Wednesday, September 1, 2010, unless the tender offer is further extended. The tender offer was previously set to expire at 5:00 P.M., New York City Time, Wednesday, August 25, 2010.
Furthermore, American HomePatient (with the consent of Highland Capital Management, L.P. (“Highland”)) is modifying the tender offer condition that the number of shares tendered, when added to the number of shares owned by Highland and its affiliates, constitutes at least 90% of the then outstanding shares of common stock (the “Minimum Condition”). Instead of 90%, the Minimum Condition will now be satisfied if the number of shares tendered, when added to the number of shares owned by Highland and its affiliates, constitutes at least 80% of the then outstanding shares of common stock.

As of the close of business on August 25, 2010, 6,896,041 shares of common stock had been tendered in and not withdrawn from the offer. These tendered shares, when added to the number of shares owned by Highland and its affiliates, constitute approximately 87% of the outstanding shares of common stock.
American HomePatient, a Nevada corporation, is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home.
This press release is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell any securities of American HomePatient. The solicitation and offer to purchase shares of American HomePatient common stock is being made pursuant to a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents filed on July 7, 2010 with the SEC by American HomePatient and subsequently amended on July 22, 2010 and August 5, 2010 (and as they may be further amended from time to time, including to modify the Minimum Condition). These documents contain important information, including the terms and conditions of the Offer. Investors and security holders of American HomePatient common stock are urged to read each of these documents and any amendments to these documents carefully prior to making any decisions with respect to the Offer.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the restructuring plan and its components (including the self-tender offer), the ability to complete the restructuring plan and the effect of not completing the restructuring plan, the status of the Company’s secured debt, current and future reimbursement rates, and reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.